Exhibit 10.1

EXECUTION VERSION

REFINANCING AMENDMENT

TO CREDIT AGREEMENT

REFINANCING AMENDMENT TO CREDIT AGREEMENT, dated as of January 23, 2020 (this “Amendment”), by and among Ciena Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Refinancing Term Lenders (as defined below) (which constitute all of the Lenders and the Required Lenders) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of July 15, 2014 (as amended by the First Amendment, dated as of April 15, 2015, the Second Amendment, dated as of July 2, 2015, the Incremental Joinder and Amendment Agreement, dated as of April 25, 2016, the Omnibus Refinancing Amendment to Credit Agreement, Security Agreement and Pledge Agreement, dated as of January 30, 2017, the Third Amendment to Credit Agreement dated as of June 29, 2017, the Increase Joinder and Refinancing Amendment, dated as of September 28, 2018 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Amendment, the “Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto and the Administrative Agent (capitalized terms used but not otherwise defined herein having the meanings provided in the Credit Agreement);

WHEREAS, the Borrower, by this Amendment, hereby notifies the Administrative Agent pursuant to Section 2.12 of the Existing Credit Agreement, the receipt of which is hereby acknowledged, of its request for Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans (as defined below) in an aggregate principal amount of $693,000,000 to refinance all of the 2018 Term Loans outstanding immediately prior to the Refinancing Amendment Effective Date (as defined below) (the “Existing Term Loans”; the Term Lenders with respect thereto, the “Existing Term Lenders”).

WHEREAS, each Person that agrees to make Refinancing Term Loans (collectively, the “Refinancing Term Lenders”) will make such Refinancing Term Loans to the Borrower on the Refinancing Amendment Effective Date (the “Refinancing Term Loans”) in the amount of its Refinancing Term Commitment (as defined below);

WHEREAS, the Refinancing Term Lenders, the Borrower and the Administrative Agent, as applicable, have agreed to make modifications to the Existing Credit Agreement to effect the terms of the Refinancing Term Loans as set forth below and such other changes as they have mutually agreed;

WHEREAS, the Refinancing Term Loans will comprise a single class of Term Loans under the Credit Agreement and will for all purposes of the Credit Agreement and the other Loan Documents constitute “2020 Term Loans”, “Term Loans” and “Loans”, as applicable.

WHEREAS, Bank of America, N.A. is acting as the sole lead arranger and bookrunner (the “Arranger”) for the Refinancing Term Loans established hereunder; and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement and Pledge Agreements. Immediately and automatically effective as of the effectiveness of this Amendment pursuant to Section 4 below and the refinancing of the Existing Term Loans as contemplated hereby, each of the parties hereto agrees that the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto. For the avoidance of doubt, the Exhibits, Schedules and Annexes to the Credit Agreement shall not be amended except as expressly provided for above and in Annex I.

SECTION 2. Refinancing Term Loans. Subject to the satisfaction of the conditions set forth in Section 5 hereof:

(a) After giving effect to the refinancing of the Existing Term Loans as contemplated hereby, pursuant to which the Existing Term Loans shall be refinanced and replaced with the Refinancing Term Loans, the Refinancing Term Lenders shall be the only Lenders under the Credit Agreement.

(b) Subject to the terms and conditions set forth herein and pursuant to Section 2.01(a) of the Credit Agreement, each Refinancing Term Lender severally agrees to make a Refinancing Term Loan to the Borrower on the Refinancing Amendment Effective Date in a principal amount equal to its Refinancing Term Commitment (as defined below). The “Refinancing Term Commitment” of any Refinancing Term Lender will be the amount set forth opposite such Refinancing Term Lender’s name on Schedule 1A hereto.

(c) The Refinancing Term Loans shall (i) have the terms set forth in the Credit Agreement, (ii) comprise a single class of Term Loans under the Credit Agreement referred to therein as “2020 Term Loans”, having identical terms as set forth herein and therein and (iii) for all purposes of the Credit Agreement and the other Loan Documents constitute “2020 Term Loans”, “Term Loans” and “Loans”, as applicable.

(d) The initial Interest Period in respect of the Refinancing Term Loans shall commence on the Refinancing Amendment Effective Date and shall end on February 20, 2020.

(e) [Reserved].

(f) On the Refinancing Amendment Effective Date, any Term Lender with Existing Term Loans (the “Non-Continuing Term Lenders”) shall have its Existing Term Loans prepaid in full, and the Borrower shall pay to each Non-Continuing Term Lender all accrued and unpaid interest on, such Non-Continuing Term Lender’s Existing Term Loans to, but not including, the Refinancing Amendment Effective Date.

(g) Upon the Refinancing Amendment Effective Date, the Administrative Agent and each Lender is deemed to have waived any notice requirement set forth in Section 2.03(a) of the Existing Credit Agreement with respect to any prepayment of Existing Term Loans in connection with the refinancing.

SECTION 3. [Reserved].

SECTION 4. Refinancing Amendment Effective Date Conditions. This Amendment will become effective on the date (the “Refinancing Amendment Effective Date”) on which each of the following conditions have been satisfied (or waived) in accordance with the terms therein:

(a) the Administrative Agent shall have received a counterpart of this Amendment signed on behalf of (i) the Borrower and each other Loan Party, (ii) the Administrative Agent and (iii) the Refinancing Term Lenders.

(b) the Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the date hereof certifying (w) that attached thereto is a true and complete copy of the certificate or articles of incorporation, including all amendments thereto of such Loan Party certified as of a recent date by the Secretary of State of the state of organization of such Loan Party and a certificate as to the good standing of such Loan Party as of a recent date, (x) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational document) of such Loan Party as in effect on such date, (y) that attached is a true and complete copy of the resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of this Amendment and all other documents executed in connection herewith, the borrowings thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on such date and (z) as to the incumbency and specimen signature of each officer executing the Amendment and any document executed in connection therewith and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate;

(c) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied, (B) that there has been no event or circumstance since the date of the most recent annual audited financial statements furnished pursuant to Sections 6.01(a) of the Credit Agreement that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) as of the Refinancing Amendment Effective Date, there are no actions, suits, claims, demands, investigations, inspections, audits, charges or proceedings pending or to the knowledge of any Responsible Officer of a Loan Party, threatened in writing (i) with respect to this Amendment, the Credit Agreement or any other Loan Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) all fees and out-of-pocket expenses required to be paid or reimbursed by Borrower as separately agreed by Borrower and the Arranger (or any of their respective affiliates) (including, for the avoidance of doubt, that certain Fee Letter dated January 8, 2020, between the Borrower and Bank of America, including reasonable and documented fees and out-of-pocket expenses of the Arranger and all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent and the Arranger shall have been paid or reimbursed, on or prior to the date hereof;

(e) [reserved];

(f) [reserved];

(g) the Arranger, the Refinancing Term Lenders and the Administrative Agent shall have received (a) an opinion of Hogan Lovells US LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Arranger and the Administrative Agent and (b) a solvency certificate from the chief financial officer of the Borrower certifying that the Loan Parties (on a consolidated basis) are Solvent as of the date hereof and after giving effect to the Refinancing Term Loans and the use of proceeds therefrom in form and substance reasonably satisfactory to the Arranger and the Administrative Agent;

(h) the Administrative Agent shall have received a Note in substantially the form attached as Exhibit C to the Credit Agreement executed by the Borrower in favor of each Refinancing Term Lender requesting a Note;

(i) the representations and warranties of the Borrower contained in Article V of the Credit Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the Refinancing Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and except that for purposes of this clause (i), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively;

(j) the representations and warranties in Section 5 of this Amendment shall be true and correct in all material respects as of the date hereof;

(k) at least 5 Business Days prior to the date hereof (i) the Refinancing Term Lenders party hereto and the Administrative Agent shall have received all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) if the Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Credit Agreement) it shall have delivered, to the Refinancing Term Lenders party hereto and each other Lender that so requests, a Beneficial Ownership Certification;

(l) the Administrative Agent shall have received (or waived the receipt of) a Request for Credit Extension in accordance with the requirements of the Credit Agreement; and

(m) no Default shall exist on the date hereof before or after giving effect to the Refinancing Term Loans.

SECTION 5. Representations and Warranties. By its execution of this Amendment, each Loan Party hereby represents and warrants that:

(a) This Amendment and the other documents executed in connection herewith have been duly executed and delivered by each Loan Party party hereto and constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles;

(b) On the date hereof and after giving effect to the Refinancing Term Loans and the use of proceeds therefrom, the Loan Parties (on a consolidated basis) are Solvent; and

(c) The execution, delivery and performance by a Loan Party of this Amendment and the other documents executed in connection herewith to which such Person is a party (a) have been duly authorized by all requisite corporate or other organizational of such Loan Party, (b) do not (i) violate (A) any provision of (x) any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of such Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Person is a party or by which any of them or any of their property is bound (including the Loan Documents, the ABL Credit Agreement and the Permitted Convertible Notes Indentures), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than Liens created or permitted under the Credit Agreement or under the Collateral Documents), in case under this clause (b), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6. Covenant and Acknowledgment.

(a) By its execution of this Amendment, the Borrower hereby covenants and agrees that the proceeds of the Refinancing Term Loans shall be used by Borrower in accordance with Section 6.11 of the Credit Agreement.

(b) Each Loan Party hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby and (ii) its guarantee of the Obligations (including, without limitation, the Refinancing Loans) under the Guaranty and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the Refinancing Term Loans) pursuant to the Collateral Documents.

SECTION 7. Certain Post-Closing Obligations. Reasonably promptly following request by the Administrative Agent, the Borrower shall take all action reasonably determined by local counsel to the Administrative Agent to be necessary to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral granted under the Foreign Pledge Agreements, in the same manner as contemplated by the Foreign Pledge Agreements prior to the incurrence of the Refinancing Term Loans.

SECTION 8. Reference to and Effect on Loan Documents; No Discharge; Reaffirmation of Intercreditor Agreement; Reaffirmation of the Loan Parties.

(a) On and after the effectiveness of this Amendment, (i) each reference in the Credit Agreement and the other Loan Documents to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as specifically amended by this Amendment, (ii) each reference to “2020 Term

Loan”, “2020 Term Loans”, “Term Loan”, “Term Loans”, “Term Commitment”, or “Term Commitments” shall be deemed to include the Refinancing Term Loans and the Refinancing Term Commitments, as applicable, and all other related terms will have correlative meanings mutatis mutandis.

(b) This Amendment is not intended to and shall not constitute a novation. This Amendment shall not discharge or release the priority of any Loan Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the instruments, documents and agreements securing the Obligations, which shall remain in full force and effect. Nothing in this Amendment shall be construed as a release or other discharge of the Borrower or any other Loan Party from any of its obligations and liabilities under the Credit Agreement or the other Loan Documents (other than the Existing Term Loans after giving effect to the refinancing contemplated hereby), all of which are continued on the terms set forth in the Credit Agreement. It is further acknowledged and agreed that no Payment in Full has occurred for purposes of any Loan Document and no Discharge of Fixed Asset Obligations or Discharge of Initial Fixed Asset Obligation (each as defined in the Intercreditor Agreement) has occurred for purposes of the Intercreditor Agreement, whether in connection with this Amendment, the Credit Agreement or the refinancing of the Existing Term Loans as contemplated hereby. The parties hereto agree that the terms, conditions, obligations, covenants and agreements contained in the Intercreditor Agreement are hereby ratified and affirmed in all respects and shall continue in full force and effect

(c) Each Lender party hereto and each Loan Party hereby consents to the amendment of the Credit Agreement effected hereby and each Loan Party confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that (i) the existing security interests granted by such Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents and (ii) neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment (A) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (B) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

(d) Each Lender party hereto and each Loan Party hereby further agree this Amendment shall be a Refinancing Amendment pursuant to and in accordance with Section 2.12 of the Credit Agreement and shall constitute all notices or requests required thereby.

SECTION 9. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except as permitted by Section 10.01 of the Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents

SECTION 10. Entire Agreement. This Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement, as amended hereby and that this Amendment is a Loan Document.

SECTION 11. GOVERNING LAW. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.

SECTION 12. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13. Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGES FOLLOW]

7

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first written above.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Vikas Singh

Name:	Vikas Singh
Title:	Managing Director

[SIGNATURE PAGE TO REFINANCING AMENDMENT]

BANK OF AMERICA, N.A., as a Refinancing Term Lender

By:	/s/ Vikas Singh

Name:	Vikas Singh
Title:	Managing Director

[SIGNATURE PAGE TO REFINANCING AMENDMENT]

LOAN PARTIES:

CIENA CORPORATION

By:	/s/ Jiong Liu
Name: Jiong Liu
Title: Vice President and Treasurer

CIENA COMMUNICATIONS, INC.

By:	/s/ Jiong Liu
Name: Jiong Liu
Title: Vice President and Treasurer

CIENA GOVERNMENT SOLUTIONS, INC.

By:	/s/ Jiong Liu
Name: Jiong Liu
Title: Vice President and Treasurer

CIENA COMMUNICATIONS INTERNATIONAL, LLC

By:	/s/ David M. Rothenstein
	Name:	David M. Rothenstein
	Title:	Senior Vice President, General Counsel and Secretary

BLUE PLANET SOFTWARE, INC.

By:	/s/ Jiong Liu
Name: Jiong Liu
Title: Vice President and Treasurer

[SIGNATURE PAGE TO REFINANCING AMENDMENT]

Schedule 1A

Refinancing Term Lender	Refinancing Term Commitment

Bank of America, N.A.	$693,000,000.00

Total	$693,000,000.00

ANNEX I

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

TABLE OF CONTENTS

SECTION		PAGE

	ARTICLE I
	DEFINITIONS AND ACCOUNTING TERMS

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	43
1.03.	Accounting Terms	44
1.04.	Rounding	44
1.05.	Times of Day; Rates	~~45~~44
1.06.	Currency Equivalents Generally	45
1.07.	Concurrent Fixed/Ratio Basket Usage	45
1.08.	Limited Condition Transactions	~~46~~45
1.09.	Cashless Settlement	~~47~~46

	ARTICLE II
	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.	The Loans	47
2.02.	Borrowings, Conversions and Continuations of Loans	47
2.03.	Prepayments	48
2.04.	Termination of Commitments	52
2.05.	Repayment of Loans	52
2.06.	Interest	52
2.07.	Fees	53
2.08.	Computation of Interest and Fees	53
2.09.	Evidence of Debt	53
2.10.	Payments Generally; Administrative Agent’s Clawback	53
2.11.	Sharing of Payments by Lenders	55
2.12.	Refinancing Amendment	56
2.13.	Incremental Facilities	~~57~~56
2.14.	Extension of Term Loans	~~60~~59
2.15.	Defaulting Lenders	~~62~~61

	ARTICLE III
	TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.	Taxes	~~63~~62
3.02.	Illegality	66
3.03.	Inability to Determine Rates	67
3.04.	Increased Costs; Reserves on Eurodollar Rate Loans	~~68~~67
3.05.	Compensation for Losses	69
3.06.	Mitigation Obligations; Replacement of Lenders	69
3.07.	Survival	70
3.08.	Successor LIBOR	70

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.	Conditions of Initial Credit Extension	71
4.02.	Conditions to All Credit Extensions	~~73~~74

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power	74
5.02.	Authorization; No Contravention	74
5.03.	Governmental Authorization; Other Consents	75
5.04.	Binding Effect	75
5.05.	Financial Statements; No Material Adverse Effect	75
5.06.	Litigation	76
5.07.	No Default	76
5.08.	Ownership of Property; Liens; Investments	76
5.09.	Environmental Compliance	77
5.10.	Insurance	78
5.11.	Taxes	78
5.12.	ERISA Compliance	78
5.13.	Restricted Subsidiaries; Equity Interests; Loan Parties	79
5.14.	Margin Regulations; Investment Company Act	79
5.15.	Disclosure	79
5.16.	Compliance with Laws	80
5.17.	Intellectual Property; Licenses, Etc	80
5.18.	Solvency	80
5.19.	OFAC	80
5.20.	Anti-Corruption Laws	80
5.21.	Money Laundering and Counter-Terrorist Financing Laws	~~80~~81
5.22.	EEA Financial Institution	81
5.23.	ERISA	81
5.24.	Beneficial Ownership Certification	81

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01.	Financial Statements	81
6.02.	Certificates; Other Information	82
6.03.	Notices	~~84~~83
6.04.	Payment of Obligations	84
6.05.	Preservation of Existence, Etc	84
6.06.	Maintenance of Properties	85
6.07.	Maintenance of Insurance	85
6.08.	Compliance with Laws	85
6.09.	Books and Records	85
6.10.	Inspection Rights	85
6.11.	Use of Proceeds	86
6.12.	Covenant to Guarantee Obligations and Give Security	86
6.13.	Compliance with Environmental Laws	90

6.14.	Further Assurances	90
6.15.	Information Regarding Collateral	91
6.16.	Anti-Corruption Laws and Sanctions	91
6.17.	Maintenance of Ratings	91
6.18.	Designation of Subsidiaries	91

	ARTICLE VII
	NEGATIVE COVENANTS

7.01.	Liens	92
7.02.	Indebtedness	96
7.03.	Investments	103
7.04.	Fundamental Changes	106
7.05.	Dispositions	~~107~~106
7.06.	Dividends	109
7.07.	Change in Nature of Business	111
7.08.	Transactions with Affiliates	111
7.09.	Burdensome Agreements	111
7.10.	Use of Proceeds	112
7.11.	Sanctions	~~113~~112
7.12.	Prohibition on Division/Series Transactions	~~113~~112
7.13.	Accounting Changes	113
7.14.	Prepayments, Etc. of Indebtedness	113
7.15.	Amendment, Etc. of Indebtedness and Organizational Documents	114
7.16.	Anti-Corruption Laws	115

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	115
8.02.	Remedies upon Event of Default	~~118~~117
8.03.	Application of Funds	118

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01.	Appointment and Authority	~~119~~118
9.02.	Rights as a Lender	119
9.03.	Exculpatory Provisions	119
9.04.	Reliance by Administrative Agent	120
9.05.	Delegation of Duties	~~121~~120
9.06.	Resignation of Administrative Agent	~~121~~120
9.07.	Non-Reliance on Administrative Agent and Other Lenders	~~122~~121
9.08.	No Other Duties, Etc	~~122~~121
9.09.	Administrative Agent May File Proofs of Claim; Credit Bidding	122
9.10.	Collateral and Guaranty Matters	123
9.11.	Lender ERISA Representations	124

ARTICLE X

MISCELLANEOUS

10.01.	Amendments, Etc	125
10.02.	Notices; Effectiveness; Electronic Communications	127
10.03.	No Waiver; Cumulative Remedies; Enforcement	129
10.04.	Expenses; Indemnity; Damage Waiver	~~130~~129
10.05.	Payments Set Aside	131
10.06.	Successors and Assigns	~~132~~131
10.07.	Treatment of Certain Information; Confidentiality	~~136~~135
10.08.	Right of Setoff	~~137~~136
10.09.	Interest Rate Limitation	~~137~~136
10.10.	Counterparts; Integration; Effectiveness	137
10.11.	Survival of Representations and Warranties	137
10.12.	Severability	~~138~~137
10.13.	Replacement of Lenders	~~138~~137
10.14.	Governing Law; Jurisdiction; Etc	~~139~~138
10.15.	Waiver of Jury Trial	~~140~~139
10.16.	No Advisory or Fiduciary Responsibility	~~140~~139
10.17.	Electronic Execution of Assignments and Certain Other Documents	140
10.18.	USA PATRIOT Act	~~141~~140
10.19.	Intercreditor Agreement	~~141~~140
10.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	140
10.21.	Acknowledgement Regarding Any Supported QFCs	141

SIGNATURES		S-1

ANNEX

1	Non-Pro Rata Repurchases

SCHEDULES

2.01	Commitments and Applicable Percentages
5.08(b)	Closing Date Existing Liens
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.12(d)	Pension Plans
5.13	Restricted Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.12	Guarantors
7.01	2018 Refinancing Amendment Effective Date Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

deemed not to be a payment or prepayment on, or redemption or acquisition for value of, any 2018 Convertible Notes.

“2018 Convertible Notes Documents” shall mean the 2018 Convertible Notes and the 2018 Convertible Notes Indenture.

“2018 Convertible Notes Indenture” shall mean (a) the Indenture, dated as of October 18, 2010, between the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented from time to time, or (b) any other replacement, substitute or additional indenture permitted to be entered into pursuant to the proviso to Section 7.15(a).

“2018 Refinancing Amendment Effective Date” means September 28, 2018.

~~“2018 Term Lender” means each Lender holding a 2018 Term Loan and any permitted assignees thereof in accordance with the Credit Agreement.~~

“2018 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to that certain Refinancing Amendment to Credit Agreement, dated as of September 28, 2018, a portion of the proceeds of which were used to refinance in full the 2017 Term Loans outstanding as of the 2018 Refinancing Amendment Effective Date.

“2020 Convertible Notes” shall mean the Borrower’s 4.00% senior convertible notes due December 15, 2020, issued pursuant to the 2020 Convertible Notes Indenture, including, for the avoidance of doubt, any such convertible notes issued by the Borrower to the holders of any 2020 Convertible Notes pursuant to an indenture described in clause (b) of the definition of 2020 Convertible Notes Indenture in exchange for such 2020 Convertible Notes, which exchange, for purposes of this Agreement, shall be deemed not to be a payment or prepayment on, or redemption or acquisition for value of, any 2020 Convertible Notes.

“2020 Convertible Notes Documents” shall mean the 2020 Convertible Notes and the 2020 Convertible Notes Indenture.

“2020 Convertible Notes Indenture” shall mean the Indenture, dated as of December 27, 2012, between the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented from time to time, or (b) any other replacement, substitute or additional indenture permitted to be entered into pursuant to the proviso to Section 7.15(a).

“2020 Refinancing Amendment Effective Date” means January 23, 2020.

“2020 Term Lender” means each Lender holding a 2020 Term Loan and any permitted assignees thereof in accordance with the Credit Agreement.

“2020 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to that certain Refinancing Amendment to Credit Agreement, dated as of January 23, 2020, a portion of the proceeds of which were used to refinance in full the 2018 Term Loans outstanding as of the 2020 Refinancing Amendment Effective Date.

“ABL Credit Agreement” means that certain ABL Credit Agreement dated as of ~~August 13, 2012~~October 28, 2019 among the Borrower, Ciena Communications, Inc., Ciena Government Solutions, Inc., Ciena Canada, Inc., ~~Deutsche~~as borrowers, Bank ~~AG New York Branch~~of America, N.A., as administrative agent ~~and collateral agent and a syndicate of lenders, as amended by that certain~~

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~~Amendment to Credit Agreement, dated as of August 24, 2012, as further amended by that certain Omnibus Second Amendment to Credit Agreement and First Amendment to U.S. Security Agreement, Canadian Security Agreement, U.S. Pledge Agreement, U.S. Guaranty and Canadian Guaranty, dated as of March 5, 2013, as further amended by that certain Third Amendment to Credit Agreement, dated as of July 15, 2014, as further amended by that certain Omnibus Fourth Amendment to Credit Agreement and First Amendment to U.S. Pledge Agreement and Canadian Pledge Agreement, dated as of April 15, 2015, as further amended by that certain Fifth Amendment to Credit Agreement, dated as of July 2, 2015, as further amended by that certain Sixth Amendment to Credit Agreement, dated as of January 8, 2016, and as such credit agreement may be further~~, swing line lender and a l/c issuer, the other l/c issuers party thereto and the other lenders party thereto (as amended, amended and restated, modified, waived, extended, renewed, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement (other than any agreement evidencing ABL Replacement Indebtedness constituting a Permitted Receivables Facility).

“ABL Formula” means an amount equal to the sum of 85% of the book value of all inventory and 85% of the book value of all accounts receivable, in each case, owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent in accordance with Section 6.01(a) or (b) and calculated in accordance with GAAP.

“ABL Credit Documents” shall have the meaning provided in the Intercreditor Agreement.

“ABL Obligations” shall have the meaning provided in the Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“ABL Replacement Indebtedness” shall mean any combination of (i) one or more debt facilities or other financing arrangements providing for revolving credit commitments and/or letters of credit (provided that if such facilities or financing arrangements are not subject to the Intercreditor Agreement, they shall be subject to an Other Intercreditor Agreement and shall be secured on a pari passu or junior basis with the Obligations) and (ii) Permitted Receivables Facilities.

“Acquired Entity or Business” shall mean either (x) all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Restricted Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower; provided that, in the case of any merger involving (x) the Borrower, the Borrower shall be the surviving or continuing Person, and (y) a Guarantor, a Guarantor shall be the surviving or continuing Person (or if such surviving or continuing Person is not a Guarantor, it shall become a Guarantor contemporaneously with the consummation of such merger)).

“Additional Convertible Notes” shall mean unsecured senior convertible notes of the Borrower issued pursuant to, and containing the requirements of, clause (y) of Section 7.02(l), Section 7.02(n), Section 7.02(r) or Section 7.02(s) which unsecured senior convertible notes are convertible into shares of Company Common Stock.

“Additional Convertible Notes Documents” shall mean any Additional Convertible Notes and any Additional Convertible Notes Indenture.

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“Additional Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Additional Convertible Notes are issued.

“Additional Revolving Capacity” shall have the meaning specified in Section 7.02(c).

“Adjustment” shall have the meaning specified in Section 3.08.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-in Yield” shall mean, as to any Indebtedness, the effective interest rate with respect thereto thereon as reasonably determined by the Administrative Agent taking into account the interest rate margin, original issue discount, upfront fees, recurring periodic fees and eurodollar rate floor or alternate base rate floor; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness (or, if less, the stated life to maturity at the time of the incurrence of such Indebtedness); provided further that “All-in Yield” shall not include any arrangement, commitment, underwriting, structuring or similar fees paid to arrangers (or their affiliates) or any other fees, in each case that are not generally paid to or shared ratably with lenders with respect to such Indebtedness.

“Applicable Percentage” means, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means ~~1.00~~0.75% per annum for Base Rate Loans and ~~2.00~~1.75% per annum for Eurodollar Rate Loans.

“Appropriate Lender” means, at any time a Lender that has a Commitment with respect to the Term Facility or holds a Term Loan.

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use clause (ii) prior to clause (i) and regardless of whether there is capacity under clause (i), and if both clauses (i) and (ii) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (ii) and (y) the Borrower may elect to utilize clauses (i) and (ii) concurrently and in such case, amounts incurred under clause (i) concurrently with amounts under clause (ii) shall not be included in Indebtedness for purposes of calculating the Ratio Incremental Amount at such time; provided further, for the avoidance of doubt, to the extent the proceeds of any Incremental Term Loan or Incremental Equivalent Debt are being utilized to repay Indebtedness (including any repayment, repurchase or refinancing of Indebtedness for which an irrevocable notice of repayment (or similar notice of repayment) has been delivered), such calculations shall be on a Pro Forma Basis after giving effect to such repayments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; provided that the rate calculated pursuant to this clause (c) shall not be less than 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Basket” means any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Disposition, Investment, Dividend, transaction value, judgment or other amount under any provision in this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.21(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, calculated on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (solely for the purpose of this definition, “primary obligations”) of any other Person (solely for the purpose of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such primary obligation.

“Contractual Obligation” means, as to any Person, any provision, of any security issued by such Person pursuant to any agreement, instrument or other written undertaking, or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.21(b).

“Covered Party” has the meaning specified in Section 10.21(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) subject to the provisions of Section 2.12, term loans under this Agreement; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Term Loans, or any Term Loans under any then-existing incremental facility or refinancing facility, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except with respect to the Credit Agreement Refinancing Indebtedness under Section 2.12, which is subject to clause (iii) of the proviso in Section 2.12, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, pricing, rate floors, discounts, fees and optional prepayment or redemption terms, in each case, which will be on such terms as agreed to among the Borrower and the lenders providing such Indebtedness) (when taken as a whole)

“Cyan Merger Agreement” shall mean the Agreement and Plan of Merger dated as of May 3, 2015, among the Borrower, Merger Sub and Cyan, as amended, supplemented and otherwise modified from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning specified in Section 10.21(b).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject of any Sanction.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Deutsche Bank” means Deutsche Bank Securities Inc.

“Discharge of ABL Obligations” has the meaning specified in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the purposes of clarity, an issuance of Equity Interests shall not be a Disposition by the issuer of such Equity Interests.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person to any other Person (solely in such other Person’s capacity as an equity holder of such Person) with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the avoidance of doubt, no conversion of Permitted Convertible Notes into Company Common Stock and no redemption, purchase, repayment or other acquisition or retirement of Permitted Convertible Notes prior to the conversion thereof into Company Common Stock, and no election to settle any Permitted Convertible Notes in cash upon conversion thereof and the payment of such cash to effect settlement, shall constitute a Dividend.

“Division/Series Transaction” means, (i) with respect to any Loan Party or any Restricted Subsidiary of the Borrower that is a limited liability company organized under the laws of the State of Delaware, that such Person (a) divides into two or more Persons (whether or not the Loan Party or Restricted Subsidiary thereof survives such division) or (b) creates or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware and (ii) any similar or analogous transaction under other applicable law.

(a) or any of clauses (c) through (i) of the definition thereof) (x) that has not guaranteed any other Indebtedness of the Borrower or is not a borrower under the ABL Credit Agreement and (y) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), (A) do not individually constitute more than 5.0% of the Consolidated Total Assets and (B) when added to the consolidated total assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), do not constitute more than ~~5.0~~10.0% of the Consolidated Total Assets; provided, however, notwithstanding the foregoing or anything to the contrary contained in Section 6.12, the Borrower, at its option, may elect to cause an Immaterial Subsidiary to become a Guarantor pursuant to (and in accordance with the terms and conditions of) Section 6.12, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of either such Section, no longer constitute an Immaterial Subsidiary for any purpose hereunder or under any other Loan Document.

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Increase Effective Date” has the meaning assigned to such term in Section 2.13(b).

“Increase Joinder” has the meaning assigned to such term in Section 2.13(c).

“Incremental Equivalent Debt” means Indebtedness in an amount not to exceed the then Available Incremental Amount (at the time of incurrence) incurred by the Borrower or any Guarantor consisting of senior secured first lien notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes, in each case in respect of the issuance of notes, issued in a public offering, Rule 144A or other private placement or any bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), or secured or unsecured “mezzanine” debt, in each case; provided that (i) the conditions and terms set forth in Section 2.13(b)(ii) and (c) shall have been complied with as if such Indebtedness was an Incremental Term Loan (provided that (x) such Indebtedness (other than Indebtedness in the form of term loans that are secured on a pari passu basis with the Obligations) shall not be subject to the MFN Provision and (y) Customary Bridge Loans shall not be subject to the Maturity Limitation.

“Incremental Term Commitments” has the meaning assigned to such term in Section 2.13(a).

“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.13(c).

“Incremental Term Loans” means any loans made pursuant to any Incremental Term Commitments.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the Fair Market Value of the property to which such Lien relates and (y) the amount of the indebtedness secured), (iv) all Capitalized Leases of such Person, (v) all non-ordinary course obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations incurred outside the ordinary course of business, (vi) all Contingent Obligations of such Person in respect of Indebtedness set forth in another clause of this definition, (vii) all obligations under any Swap Contract or under any similar type of agreement (and with the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time) and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor pursuant to applicable law, contract or organizational documents as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, accrued expenses and deferred tax and other credits (including, for the avoidance of doubt, in respect of travel card, purchasing card or other corporate card purchasing programs) incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (ii) any earn-out obligations until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP or (iii) obligations incurred among the Loan Parties and their respective Restricted Subsidiaries in the ordinary course of business and consistent with past practice for the purchase of goods and services.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated June 24~~.~~, 2014 used by the Arrangers in connection with the syndication of the Commitments.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercompany Loans” has the meaning specified in Section 7.03(d) herein.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement, substantially in the form of Exhibit P, pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” means the Intercreditor Agreement between the Administrative Agent and Deutsche Bank AG New York Branch, in its capacity as administrative agent under the ABL Credit Agreement, substantially in the form of Exhibit O, as amended and restated on October 28, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means, as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made;

Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and (g) Subordinated Indebtedness, in the case of each of clauses (a) through (g), to the extent the aggregate outstanding principal amount of such Indebtedness is $10,000,000 or more.

“Junior Refinancing Debt” means Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt.

“Latest Maturity Date” means the latest of the Maturity Date for the Term Facility and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning set forth in Section 1.08.

“LCT Test Date” has the meaning set forth in Section 1.08.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“PWC” shall mean Pricewaterhouse Coopers LLP, a Delaware limited liability partnership.

“QFC” has the meaning specified in Section 10.21(b).

“QFC Credit Support” has the meaning specified in Section 10.21.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than for Qualified Preferred Stock), (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) customary voting rights on fundamental matters such as authorizing or issuing shares that rank prior to or in parity with such Preferred Equity, amending the certificate of incorporation or certificate of designation for such Preferred Equity, the payment of dividends or distributions on junior shares, the purchase, redemption or retirement of junior shares, mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Ratio Incremental Amount” means, at any date, an aggregate principal amount that would not result in (i) with respect to any Incremental Term Loans or Incremental Equivalent Debt secured on a pari passu basis with the Liens securing the Obligations, on a Pro Forma Basis the Total Secured Net Leverage Ratio for the applicable Calculation Period exceeding 2.00:1.00, (ii) with respect to any Incremental Term Loans or Incremental Equivalent Debt that is secured on a junior basis to the Liens securing the Obligations, on a Pro Forma Basis the Total Secured Net Leverage Ratio for the applicable Calculation Period exceeding 2.00:1.00 or (iii) with respect to any Incremental Term Loans or Incremental Equivalent Debt that is unsecured, on a Pro Forma Basis the Interest Coverage Ratio for the applicable Calculation Period being less than 2.00:1.00.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land (including any improvements and fixtures thereon).

“Register” has the meaning specified in Section 10.06(c).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries or (ii) under any policy of insurance maintained by any of them.

“Refinancing Amendment” means any other amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) each Loan Party, (b) the Administrative Agent and (c) each Lender or Eligible Assignee that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto in accordance with Section 2.12.

“Refinancing Indebtedness” has the meaning specified in Section 7.02(w).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migrating or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower or any Guarantor of any debt financing having an All-in Yield that is less than the All-in Yield of such Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans or the incurrence of any replacement Term Loans.

“Request for Credit Extension” means a Committed Loan Notice.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the Total Outstandings.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, or any other senior or executive officer of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any arrangements of whatever character from time to time supporting or securing payment of such receivable or intangible; (c) all collections and other proceeds received and payment or application by the Borrower or a Restricted Subsidiary of any amounts owed in respect of such receivable or intangible, including, without limitation, purchase price, finance charges, interests, and other similar charges which are net proceeds of the sale or other disposition of repossessed goods or other collateral or property available to be applied thereon; and (d) all proceeds of, and all amounts received or receivable under, any or all of the foregoing clauses (i) and (ii).

“Securitization Subsidiary” means any special purpose Subsidiary formed for purposes of consummating a Permitted Receivables Facility and which owns no other assets and engages in no other business than the purchase and sale of Securitization Assets and performance, the payment of its obligations under the relevant Permitted Receivables Facility and activities and assets reasonably related or incidental thereto.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Article VII of the Security Agreement.

“Similar Business” means any business engaged in by the Borrower or any of its Restricted Subsidiaries on the 2018 Refinancing Amendment Effective Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the 2018 Refinancing Amendment Effective Date.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” shall mean SOFR or Term SOFR.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the assets, at a fair valuation, of such Person will exceed its debts, (ii) such Person has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business, and (iii) such Person will have sufficient capital with which to conduct its business. For purposes of this definition, “debt” means any liability on a claim, and “claim” means right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances available at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean an Event of Default under clause (a), (f) or (g) of Section 8.01.

“Specified Representations” shall mean the representations of the Borrower set forth in Sections 5.01(a) (solely with respect to the Loan Parties), Section 5.02 (other than clauses (b) and (c) thereof), Section 5.04, Section 5.14, Section 5.18, Section 5.19, Section 5.20 and Section 5.21 (solely, in the case of Sections 5.19, 5.20 and 5.21, with respect to the use of proceeds).

“Subordinated Indebtedness” means any Indebtedness that by its terms is subordinated to the Obligations hereunder in right of payment.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 10.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Extension Request” has the meaning specified in Section 2.14(a) herein.

“Term Loan Extension Series” has the meaning specified in Section 2.14(a) herein.

“Term Loan Portion” means, with respect to the Net Sale Proceeds of any Asset Sale or the Net Insurance Proceeds of any Recovery Event, (a) if such Asset Sale or Recovery Event involved only Term Priority Collateral, 100%, (b) if such Asset Sale or Recovery Event involved only ABL Priority Collateral, (x) prior to the Discharge of ABL Obligations, the amount of such Net Sale Proceeds or Net Insurance Proceeds available to the Borrower and its Restricted Subsidiaries after payment in full of all principal and interest, and if required cash collateralization of letters of credit, in each case, outstanding at such time under the ABL Credit Agreement and (y) after the Discharge of ABL Obligations, 100% and (c) if such Asset Sale or Recovery Event involved both Term Priority Collateral and ABL Priority Collateral, a portion calculated in accordance with Section 4.01(c) of the Intercreditor Agreement.

“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Threshold Amount” means $50,000,000.

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Total Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Senior Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of calculating the Total Secured Net Leverage Ratio, when any commitment for Additional Revolving Capacity under the ABL Credit Agreement is in effect, the total principal amount of such commitments for Additional Revolving Capacity will be deemed to be fully-drawn at all times and (ii) for purposes of any calculation of the Total Secured Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Transaction” shall mean, collectively, the execution and delivery by each Loan Party of the Loan Documents to which it is a party on the Closing Date, the incurrence of Loans on the Closing Date and the use of proceeds thereof.

“Transformative Acquisition” shall mean any acquisition by Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means (a) each Subsidiary designated by the Borrower as an Unrestricted Subsidiary after the 2018 Refinancing Amendment Effective Date pursuant to Section 6.18 and (b) any Subsidiary of an Unrestricted Subsidiary; provided that, for the avoidance of doubt, any Unrestricted Subsidiary re-designated as a Restricted Subsidiary pursuant to Section 6.18 shall not constitute an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regimes” has the meaning specified in Section 10.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP (or the application thereof) relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Restricted Subsidiary as defined herein.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any ~~comparable~~rate that is an alternative or replacement for or successor to any such rate ~~thereto~~(including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. For purposes of determining compliance with Article VII with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring with such ratios, tests or Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date.

For the avoidance of doubt, (x) if any of such Baskets, tests or ratios for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Basket, test or ratio (including due to fluctuations in Consolidated EBITDA or Consolidated Assets of the Borrower or the Person subject to such Limited Condition Transaction) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such Baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (y) if any related requirements and conditions (including as to the absence of any Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing, solely for purposes of determining whether the applicable Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) are permitted hereunder) and (z) in calculating the availability under any ratio, test or Basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the date on which such Limited Condition Transaction is consummated, any such ratio, test or Basket shall be determined or tested both with and without giving effect to such Limited Condition Transaction and any actions or transactions related thereto on a Pro Forma Basis (including any incurrence of Indebtedness and the use of proceeds thereof) and any related pro forma adjustments unless the definitive agreement (or notice) for such Limited Condition Transaction is terminated or expires (or is rescinded) without consummation of such Limited Condition Transaction, and the Borrower or applicable Restricted Subsidiary must be able to satisfy the relevant tests on both bases; provided that in the case of clause (z) above, for the purposes of determination of the Available Amount Basket and Excess Cash Flow only, Consolidated Net Income shall not include any Consolidated Net Income of or attributed to the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

1.09. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.

(a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the ~~2018~~2020 Refinancing Amendment Effective Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.

amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, unless the Borrower provides one Business Day’s prior notice and pays the amount due, if any, under Section 3.05 in connection therewith, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Term Facility.

(f) For the avoidance of doubt, the ~~2018~~2020 Term Loans made on the ~~2018~~2020 Refinancing Amendment Effective Date (x) shall constitute Term Loans for all purposes of this Agreement, (y) shall mature and shall become due and payable on the Maturity Date and (z) shall be repaid in quarterly installments in accordance with Section 2.05.

2.03. Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (subject to Section 2.03(a)(i)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, unless rescinded pursuant to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof as directed by the Borrower, and subject to Section 2.15, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.

(i) In the event that on or prior to the date that is six months after the ~~2018~~2020 Refinancing Amendment Effective Date, other than in connection with a Change of Control or a Transformative Acquisition, the Borrower (x) prepays, refinances, substitutes or replaces any ~~2018~~2020 Term Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.03(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the ~~2018~~2020 Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the ~~2018~~2020 Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the ~~2018~~2020 Term Loans outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the ~~2018~~2020 Refinancing Amendment Effective Date, any ~~2018~~2020 Term Lender that is a Non- Consenting Lender and is replaced pursuant to Section 10.13 in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such ~~2018~~2020 Term Lender (and not any Person who replaces such ~~2018~~2020 Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Loan Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or any of its Restricted Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the basis set forth in Annex I hereto.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a) if such prepayment would have resulted from a refinancing of all or any portion of the Term Loans or occurrence of any other event which would have provided the cash proceeds for such prepayment, which refinancing or other such event shall not be consummated or shall otherwise be delayed, subject to payment of amounts under Section 3.05.

(b) Mandatory.

(i) Within seven Business Days after financial statements have been delivered pursuant to Section 6.01(a), commencing with the delivery of financial statements for the fiscal year ending October 31, 2018, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow (such percentage, the “ECF Percentage”) for the fiscal year covered by such financial statements over (B) the amount of any voluntary prepayments made (i) on the Loans (in the case of payments pursuant to Section 2.03(a)(ii), calculated as the amount of cash actually expended to make such payment) and (ii) on any other Indebtedness secured by Liens on a pari passu basis with Liens securing the Loans, in each case of clauses (i) and (ii), during such period or fiscal year or after such period or fiscal year and prior to when such Excess Cash Flow prepayment is due; and provided that, to the extent any voluntary prepayments of Indebtedness as described in clauses (B)(i) and (ii) above made during the current period or fiscal year are applied to reduce the Excess Cash Flow payment for the prior period or fiscal year pursuant to the foregoing sentence, then such prepayments shall not be deducted with respect to the Excess Cash Flow prepayment for the current period or fiscal year; provided, further, that if the Total Secured Net Leverage Ratio for the fiscal year ended prior to such prepayment date (with the Total Secured Net Leverage Ratio recalculated to give effect to any voluntary prepayment described in clauses (B)(i) and (ii) above would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, the Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.03(b)(i),(ii) or (iv), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that the Borrower shall use commercially reasonable efforts under any local law to permit such repatriation and to mitigate any such adverse tax consequences, in each case within the 450 day period described in the immediately succeeding clause, provided, further, that if within 450 days after the day on which the Borrower would otherwise be obligated to make a payment under Section 2.03(b)(i), (ii) or (iv) the Borrower reasonably determines that repatriation of any of or all the Net Sale Proceeds or Net Insurance Proceeds of any Foreign Prepayment Event or Excess Cash Flow (A) is no longer prohibited under local law or (B) would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow shall be promptly applied to the repayment of the Loans pursuant to Section 2.03(b)(i), (ii) or (iv), as applicable, but subject to any reinvestment rights provided therein and the payment of any Other Applicable Indebtedness in accordance with Section 2.03(b)(v).

2.04. Termination of Commitments. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

2.05. Repayment of Loans. Commencing on ~~January 31~~April 30, ~~2019~~2020 , the Borrower shall repay to the ~~2018~~2020 Term Lenders on the last day of each January, April, July and October an amount equal to (a) the aggregate principal amount of ~~2018~~2020 Term Loans borrowed on the ~~2018~~2020 Refinancing Amendment Effective Date multiplied by (b) 0.25%; provided, however, that the final principal repayment installment of the ~~2018~~2020 Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all ~~2018~~2020 Term Loans outstanding on such date.

2.06. Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan under the Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility and (ii) each Base Rate Loan under the Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amounts shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.06. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08. Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.08 to replace LIBOR with ~~an~~(x) one or more SOFR-Based Rates or (y) another alternate benchmark rate ~~(including any mathematical or other adjustments to the benchmark (if any) incorporated therein),~~, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks ~~(~~and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), ~~together with any proposed LIBOR Successor Rate Conforming Changes~~ and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders ~~do not accept such amendment.~~(A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a Committed Loan Notice for Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent and the Company will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

under this paragraph (b) will be satisfied in respect of any such fiscal quarter by delivery to the Administrative Agent within 45 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC); and

(c) to the extent there exist any Unrestricted Subsidiaries, concurrently with the financial statements delivered pursuant to Sections 6.01(a) or (b) above, as applicable, a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries from the financial statements delivered pursuant to Section 6.01(a) or (b) above, as applicable, in each case prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent:

(a) [reserved];

(b) Promptly after the filing or delivery thereof, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any of its Restricted Subsidiaries shall (i) publicly file with the SEC or any successor thereto or with any equivalent national securities exchange or similar governing body or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Permitted Convertible Notes or any Permitted Additional Indebtedness pursuant to the terms of the documentation governing the same (other than notices, reports or information of an administrative or ministerial nature);

(c) not later than five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement in respect of Indebtedness regarding or related to any breach or default by any party thereto or any other event relating to such Indebtedness, in each case, that could reasonably be expected to have a Material Adverse Effect and, from time to time upon reasonable request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(d) [reserved];

(e) as soon as available, but in any event within ~~60~~90 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(d)(i) and (d)(ii), including an identification of all leased real property with annual rental payments of more than $2,500,000 disposed of by any Loan Party thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value (in the case of all owned real property) thereof and lessor, lessee, expiration date and annual rental cost thereof) of all real property leased by a Loan Party during such fiscal year with annual rental payments of more than $2,500,000 and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in all material respects; (ii) a report supplementing Schedule II.B(1), (2) and (3) of the Perfection Certificate, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party during such fiscal year by the United States Patent and Trademark Office or United States Copyright Office, as applicable, and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party thereof during such fiscal year to the United States Patent and Trademark Office or United States Copyright Office, as applicable, and the status of each such application; and (iii) a report supplementing Schedule 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedule to be contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance the ~~2017~~2018 Term Loans, (ii) to ~~repay, redeem, defease or discharge the 2018 Convertible Notes, including the settlement in cash upon conversion and the payment of any premium thereon~~pay fees and expenses connection therewith and (iii) for general corporate purposes not in contravention of any Loan Document.

6.12. Covenant to Guarantee Obligations and Give Security.

(a) The Borrower shall, at the Borrower’s expense, (x) upon the formation or acquisition by any Loan Party of any new direct or indirect Wholly-Owned Domestic Subsidiary that is not either (i) on a Pro Forma Basis after giving effect to such formation or acquisition on the date of such formation or acquisition an Immaterial Subsidiary or (ii) an Excluded Subsidiary or (y) at the request of the Administrative Agent (other than in the case of clause (ii) below), following the acquisition by any Loan Party of any property of a type required to be subject to a security interest pursuant to any Collateral Document, that in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected security interest (with the priority provided for in the Intercreditor Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties, to the extent required by the Collateral Documents and not otherwise constituting Excluded Assets:

(i) in the case of clause (x) above, within 30 days after such formation or acquisition (or such later date as may be agreed by the Administrative Agent), cause such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) in the case of each of clauses (x) and (y) above, within 60 days after such formation or acquisition (or such later date as may be agreed by the Administrative Agent), cause (1) such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) or (2) such Loan Party, as applicable, to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt and mortgages in respect of any Real Property owned in fee simple with a value in excess of $5,000,000 (“Material Real Property”), in form and substance reasonably satisfactory to the Administrative Agent (together with the fixture filings and assignments of leases and rents referred to therein, as the same may be amended, the “Mortgages”), securing payment of all the Obligations of such Restricted Subsidiary, such parent or such Loan Party, as the case may be, under the Loan Documents and constituting Liens on all such Real Property, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or reasonably

(e) [Reserved]

(f) If, as of the last day of any fiscal quarter of the Borrower:

(i) the consolidated total assets of any Immaterial Subsidiary (on an individual basis) exceeds 5.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Borrower, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion)), the Borrower shall cause such Immaterial Subsidiary to take the actions specified in Section 6.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) of the Borrower would have to take; and

(ii) ~~If, as of the last day of any fiscal quarter of the Borrower,~~ the aggregate consolidated assets of all Immaterial Subsidiaries exceeds ~~5.0~~10.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Borrower, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion)), the Borrower shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 6.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) of the Borrower would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets of all Immaterial Subsidiaries do not exceed ~~5.0~~10.0 % of Consolidated Total Assets.

(g) If, at the time of the delivery of the financial statements pursuant to Section 6.01(a) or (b), any Guarantor is an Immaterial Subsidiary, then (i) upon the written request by the Borrower to the Administrative Agent (which written request shall be delivered to the Administrative Agent within 15 days after the delivery of such financial statements and shall demonstrate, in reasonable detail, that any such Guarantor is an Immaterial Subsidiary), (ii) so long as the Borrower is not required to add any Immaterial Subsidiaries as Guarantors pursuant to Section 6.12(f), (iii) such Guarantor is not an obligor or guarantor of (or is concurrently released as an obligor or guarantor of) any Permitted Additional Indebtedness and ABL Obligations and (iv) so long as no Default or Event of Default then exists or would result therefrom, such Guarantor may be released from its obligations under the Guaranty and applicable Collateral Documents to which it is a party in accordance with the terms thereof.

6.13. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in

10.18. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with applicable “know your customer” requirements under the Patriot Act (including the Beneficial Ownership Regulation) or other anti-money laundering laws.

10.19. Intercreditor Agreement. Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender under this Agreement after the date hereof) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. In addition, each Lender and the Administrative Agent acknowledge and agree that (a) the rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are subject to the Intercreditor Agreement and (b) in the event of any conflict, the provisions of the Intercreditor Agreement shall control. The Administrative Agent is hereby further authorized to enter into Other Intercreditor Agreements consistent with the terms of this Agreement, and each Lender agrees to be bound by the terms thereof.

10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).